Pricing Supplement No Euro D 173     Dated 11/10/95           Rule 424(b)(3)
(To Prospectus dated October 12, 1994 and                  File No. 33-54929
Prospectus Supplement dated October 12, 1994)                    and 33-51269
                                This Pricing Supplement consists of 2 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:   Yen 300,000,000
Issue Price:     100.0000000000%
Proceeds to Company on original issuance:     Yen 299,100,000
Commission or Discount on original issuance:    Yen 900,000
Salomon Brothers International Limited's capacity on original issuance:
       |x|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:     12/6/95
Stated Maturity:     12/6/99
Specified Currency:   Yen
    (If other than U.S. Dollars)
Authorized Denominations:  Yen 100,000,000
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:  6/6 & 12/6
    Accrue to Pay:  | | Yes  |x| No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   |x| Floating Rate   | | Indexed Rate
                                                                  (See Attached)
Interest Rate (Fixed Rate Notes):
Initial Interest Rate (Floating Rate Notes):  3.13125%
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    |x| Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  |x| 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:  On interest payment dates.
Rate Determination Dates:  2 business days prior to interest payment dates.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  See Attached
Spread (+/-):
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |x| No
Maximum Interest Rate:
Minimum Interest Rate:  0.00%
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Yield to Maturity:
Listed on Luxembourg Stock Exchange:  | | Yes     |x| No



Pricing Supplement dated November 10, 1995
(to Prospectus Supplement dated October 12, 1994
to Prospectus dated October 12, 1994)

                          RISK FACTORS

          The interest rate on this Note is inversely linked to Yen LIBOR with an Index Maturity of 6 Months, and will decline as Yen LIBOR with an Index Maturity of 6 Months increases, although it will never decline below 0%. Holders of the Note should be prepared not to earn any interest after November 25, 1994.


                     DESCRIPTION OF THE NOTE

General

          The description in this Pricing Supplement of the particular terms of the Bearer Note offered hereby (the "Note") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made.

          The Note will not be listed on the Luxembourg Stock
Exchange.

Interest

          The Note will bear interest at a rate equal to (i) 3.60% minus (ii) Yen LIBOR with an Index Maturity of 6 Months, calculated on the basis of a 360 day year of twelve 30 day months, as applicable, subject to the Minimum Interest Rate.

                   DESCRIPTION OF JAPANESE YEN

          The yen is the national currency of Japan. Japanese bank notes are issued by The Bank of Japan, which was established in 1882 and is the country's central bank and the sole bank of issue. On November 30, 1995, the noon buying rate for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was Yen 101.8 = $1.00.

          The exchange rate between the yen and the dollar is at any moment a result of the supply of and the demand for the two currencies, and changes in the rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Japan and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Japan and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Japanese yen have been highly volatile.